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                                                                    Exhibit 23.2


              Consent of Independent Certified Public Accountants

   We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of Intermedia Communications Inc. for the registration of 6,900,000 Depositary Shares (each representing a one-hundredth interest in a share of 7% Series D Junior Convertible Preferred Stock), 69,000 shares of 7% Series D Junior Convertible Preferred Stock and 4,465,828 shares of Common Stock, of which 4,434,448 are issuable upon conversion of the 7% Series D Junior Convertible Preferred Stock, and to the incorporation by reference therein of our report dated February 10, 1997, except for Note 13, as to which the date is March 7, 1997, with respect to the consolidated financial statements and schedule of Intermedia Communications Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP


   Tampa, Florida
   August 7, 1997